Exhibit 99.2

ROSS STORES, INC.
CONDENSED CONSOLIDATED STATEMENT OF EARNINGS **

	Quarter 1		Quarter 2		Quarter 3		Quarter 4		Total Year

($000, except stores and per share data, unaudited)	2005	2004	2005	2004	2005	2004	2005	2004	2005	2004

Sales	$1,123,937	$991,892	$1,171,862	$1,008,600	$1,236,892	$1,027,744	$1,411,488	$1,211,754	$4,944,179	$4,239,990
Costs and Expenses
Cost of goods sold	864,999	756,326	919,166	776,012	979,887	802,815	1,088,539	951,451	3,852,591	3,286,604
Selling, general and administrative	177,053	156,336	183,652	161,355	197,740	164,792	207,699	175,185	766,144	657,668
Impairment/(gain on disposal) of long-lived assets	—	—	—	18,000	—	(2,182)	—	—	—	15,818
Interest expense (income), net	(298)	170	(580)	336	(461)	391	(1,559)	18	(2,898)	915

Total costs and expenses	1,041,754	912,832	1,102,238	955,703	1,177,166	965,816	1,294,679	1,126,654	4,615,837	3,961,005
Earnings before taxes	82,183	79,060	69,624	52,897	59,726	61,928	116,809	85,100	328,342	278,985
Provision for taxes on earnings	32,133	30,913	27,345	20,683	23,401	24,213	45,831	33,274	128,710	109,083

Net earnings	$50,050	$48,147	$42,279	$32,214	$36,325	$37,715	$70,978	$51,826	$199,632	$169,902

Earnings per share
Basic	$0.34	$0.32	$0.29	$0.22	$0.25	$0.26	$0.50	$0.36	$1.38	$1.15
Diluted	$0.34	$0.31	$0.29	$0.21	$0.25	$0.25	$0.49	$0.35	$1.36	$1.13
Weighted average shares outstanding (000)
Basic	146,007	149,890	145,102	148,106	143,753	146,199	142,439	145,662	144,325	147,468
Diluted	148,464	153,371	147,321	150,903	145,659	148,604	144,665	148,563	146,532	150,380
Stores open at end of period	673	599	695	616	735	651	734	649	734	649

** These previously-reported quarterly operating statements reflect the reclassification of certain compensation-related expenses as described in the Company’s 2006 First Quarter Earnings Release issued on May 17, 2006.  These reclassifications had no effect of total costs and expenses or net earnings before taxes  as they were previously reported.